AMENDED SCHEDULE A TO
SERVICE PLAN OF OLD MUTUAL FUNDS I
(CLASS A AND CLASS C SHARES)

AS AMENDED JANUARY 15, 2010

Name of Fund	Date Added
Old Mutual Asset Allocation Balanced Portfolio	July 8, 2004
Old Mutual Asset Allocation Conservative Portfolio	July 8, 2004
Old Mutual Asset Allocation Growth Portfolio	July 8, 2004
Old Mutual Asset Allocation Moderate Growth Portfolio	July 8, 2004
Old Mutual Analytic Fund	May 11, 2005
Old Mutual Copper Rock Emerging Growth Fund	May 11, 2005
Old Mutual International Equity Funds	December 19, 2005

Old Mutual Funds I

By:	/s/ Robert T. Kelly
Name:	Robert T. Kelly
Title:	Treasurer